Exhibit 99.1


Press Contact:
Rosalind Jackson
Antenna Group (for Ecology Coatings)
415-977-1923
rosalind@antennagroup.com

                  Ecology Coatings, Inc. Plans to be Publicly Held

Nano-Enabled Clean Coatings Company Signs Letter of Intent for APO

Akron, Ohio - November 7, 2006 - Ecology Coatings, Inc., a leading developer of nano- engineered industrial coatings for cleaner, more efficient manufacturing, entered into a letter of intent with OCIS Corp. (OTCBB: OCIC.OB) to become publicly held through an alternative public offering (APO) transaction. Under the terms of the APO, the Ecology Coatings shareholders will exchange their stock for OCIS stock in a merger transaction. As a result of the APO, the Ecology Coatings shareholders will control OCIS and change its name to "Ecology Coatings, Inc." As part of the APO, Ecology Coatings is completing a private placement of its securities to a group of accredited investors. The management of Ecology Coatings will become the management of the public company.

"This APO marks a significant milestone in positioning Ecology Coatings for future growth. It will give us access to the capital markets, provide a platform for us to achieve higher public visibility and allow investors to value us in relation to our publicly-traded peers," said Richard D. Stromback, Chairman of Ecology Coatings. "For an innovative technology provider addressing an enormous market like the industrial coatings industry, the APO strategy presents a cutting-edge vehicle through which a private firm can become public and secure financing."

"Going public through an APO gives us strategic access to the growth capital we need to take Ecology Coatings from an innovative R&D shop to a full-scale, dynamic commercial enterprise," said Ecology Coatings CEO Thomas Krotine. "Upon completion of the APO and this financing round, Ecology Coatings will be able to scale up its activities and tackle additional markets."

The APO is subject to the parties entering into a definitive agreement, which will contain conditions typical in a transaction of this nature. The parties intend to close the transaction within 90 to 120 days. OCIS is a public company that has no operating business at present.

About Ecology Coatings
Ecology Coatings is a leader in the development of nano-engineered, ultra-violet curable coatings that drive efficiencies and clean processes in manufacturing. Leveraging a platform of integrated nano-material technologies, the company creates proprietary coatings with unique performance attributes. Ecology collaborates with industry leaders to develop revolutionary high-value, high-performance coatings for military, automotive, industrial, electronic and medical applications. Ecology Coatings is a privately held company based in Akron, Ohio. For more information visit www.ecologycoatings.com.



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Statements in this press release that are not historical fact may be deemed forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include whether or not the Company enters into a definitive agreement or completes the proposed APO transaction.